March 31, 2003

Patrick C. Bohana
25122 Moberly CT.

Laguna Niguel, CA  92677

Dear Patrick,

Path 1 Network Technologies, Inc. is an award-winning leader in broadcast quality video transport over IP technology. As a small, growing company, we highly value the professional competence and personal commitment of each member of our team.

We believe that your capabilities and professional aspirations match Path 1's needs and high expectations. I am therefore pleased to make the following offer of employment.

          Position: Vice President and General Manager - with responsibility in sales, marketing and customer support

          Reporting to: Frederick A. Cary, President, CEO and Chairman

          Classification: Exempt

          Annual    Salary: US$175,000

          2003 Bonus: $20,000 at for first $8 million in revenue derived from product sales. 2% of revenue over $ 8 million up to $25 million in product revenue to be shared with the sales and sales support teams as approved by you and Executive Committee. Revenue for bonus determined pursuant to Company's accounting policies and procedures. Bonus affected by collections and product returns.

          Stock Options: Stock options on 90,000 shares of Common Stock with an exercise price at fair market value on grant date, vesting in sixteen equal quarterly installments over four
                    (4) years in accordance with the company's 2000 Stock Option/Stock Issuance Plan and with maximum ISO.

          Severance Agreement:  Three (3) months severance in the form of salary
                    & benefit continuation in case of termination for any reason other than for cause. Subject to this severance arrangement, you shall be an "at-will" employee and your employment can be terminated at any time by Path treatment allowed by law, subject to Board approval.

          RelocationAllowance:  To San  Diego.  If in the  first  18  months  of employment, the company will pay the employee up to US$10,000 based on actual reasonable and direct costs with receipts. Monthly budget of up to $900 for a period of six months for temporary living accommodations in San Diego and related expenses.


          Proprietary Information and Inventions Agreement as Enclosed

          Health    Benefits:  Same as other employees

          Paid      Time Off (PTO): Same as other employees

          Holidays: Same as other employees

          Start     Date: 2/24/03 Offer Expiration Date: 2/24/03

Any representations, whether written or oral, not contained in this letter or contrary to those contained in this letter, that may have been made to you are expressly cancelled and superceded by this offer, and you agree that you are not relying on any such promises.

We look forward to your acceptance of this offer and to a mutually rewarding professional relationship.

Sincerely,

Path 1 Network Technologies Inc.

Fredrick A. Cary
Chief Executive Officer

--------------------------------------------------------------------------------
I understand that employment with Path 1 Network Technologies Inc. is not for a specified term, and is at the mutual consent of the employee and the company. Accordingly, either the employee or the company can terminate the employment relationship at will, with or without cause, at any time. My signature below memorializes my prior verbal acceptance of this employment offer stated.

                           Approved and Accepted by:

    -----------------------------------------         ------------
               Name                                        Date